EXHIBIT 99.2
IMMEDIATE RELEASE November 4, 2014

Snyder’s-Lance, Inc. announces creation of a “Better for You”
Division and Increased Investment in Late July Organic Snacks

•	Announces a new division with focus on “better for you” snacks

•	Increases “better for you” offerings to consumers

•	Will leverage DSD distribution to expand Late July organic products national reach

Charlotte, North Carolina November 4, 2014 – Snyder’s-Lance, Inc. (NASDAQ: LNCE) (“Snyder’s-Lance”) today announced the creation of a new, “better for you” division as well as an increase in its investment in Late July Snacks, LLC (“Late July”) – a leader in organic and non-GMO snacks. Today’s announcement supports the Snyder’s-Lance goal of creating a stronger presence in a healthier, more sustainable food industry.

“We see our company growing and evolving to become the trusted leader in snacking, including better for you snacking options,” said Carl E. Lee, Jr., President and Chief Executive Officer of Snyder’s-Lance. “To support this direction, we needed the right partner which we found in Nicole Dawes and Late July. While we have been ahead of our competitors in providing healthy snacks, this new division intensifies that focus and enables us to become the trusted leader in healthy snacking and sustainable food. This effort continues our overall transformation as a company which started with the acquisition of Snack Factory ®Pretzel Crisps® in late 2012 and the acquisition of Baptista’s® Bakery, as well as the divestiture of Lance Private Brands in the middle of this year. Today, Snyder's-Lance is uniquely positioned to succeed as we have scale and an industry leading national Direct Store Delivery (“DSD”) distribution that is not always accessible to emerging brands – yet we are nimble and able to respond to rapidly changing consumer tastes with our exceptional innovation capabilities. We look to take full advantage of this position, bringing significant resources and research capabilities to Late July in support of their mission to expand organic and non-GMO snacks.”

In just a few years, Late July has become a leader in the industry with the number one organic tortilla chip. Nicole Bernard Dawes, CEO and Founder of Late July will retain her ownership position in the company, and with her entire team will continue to run Late July from their Boston, MA and San Francisco Bay Area offices. “I wasn’t looking to sell out, so the opportunity to create a better for you platform with a focus on organic and non-GMO foods from the ground up was just what I was looking for,” said Ms. Dawes. “What excites me most about our relationship with this new division is the ability to continue being an alternative to the big food conglomerates and the guarantee that Late July will always be synonymous with leadership and advocacy for organic and non-GMO foods. This partnership also makes Late July the only organic, non-GMO food brand with access to its own national direct store distribution (DSD) system which is a game-changer for sustainable food.”

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Wisconsin and Ohio. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke® and other brand names. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

About Late July Organic Snacks
An organic snacks pioneer, Late July offers a full line of organic tortilla chips and crackers.  Led by Founder, CEO and mom Nicole Bernard Dawes, Late July is dedicated to its mission of ensuring future generations of families always have access to delicious snack foods made with certified USDA organic, non-GMO ingredients that are free of synthetic pesticides, chemical fertilizers and antibiotics. Founded in 2003, the company celebrated its 10th anniversary in 2013.